As filed with the Securities and Exchange Commission on June 22, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	94-3002667
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 NE 136th Avenue Vancouver, Washington	98684
(Address of Principal Executive Office)	(Zip Code)

Nautilus, Inc.

Stock Option Plan

Nautilus, Inc.

2005 Long Term Incentive Plan

(Full title of the plan)

William D. Meadowcroft

Chief Financial Officer

Nautilus, Inc.

1400 NE 136th Avenue

Vancouver, Washington

(360) 694-7722

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce A. Robertson, Esq.

Garvey Schubert Barer

18th Floor

1191 2nd Avenue

Seattle, Washington 98101

(206) 464-3939

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
common stock, no par value	5,687,500	(1)	$27.59	(2)	$156,918,125	(2)	$18,469.26	(2)

(1)	The provisions of Rule 416 under the Securities Act of 1933 shall apply to this registration statement and this registration statement shall also cover any additional shares that may hereafter become purchasable as a result of the adjustment provisions in the Plan or the agreements pursuant to which such shares are issued.
(2)	Pursuant to Rule 457(h)(i) and Rule 457(c) under the Securities Act of 1933, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $27.59, based on the average of the high sales price ($28.03) and the low sales price ($27.15) per share of the registrant’s common stock as reported by the New York Stock Exchange on June 17, 2005.

EXPLANATORY STATEMENT

This registration statement on Form S-8 relates to the registration of an aggregate of 5,687,500 shares of the registrant’s common stock, no par value, comprised of (i) 1,460,366 shares under the Nautilus, Inc. Stock Option Plan (the “Stock Option Plan”), which are subject to outstanding stock options, (ii) 227,134 shares originally reserved for issuance under the Stock Option Plan, which are not subject to outstanding stock options, and (iii) 4,000,000 shares under the Nautilus, Inc. 2005 Long Term Incentive Plan (the “2005 Plan”), which are not subject to outstanding awards. The 227,134 shares being registered hereunder relating to the Stock Option Plan and which are not subject to outstanding stock options, may not be issued under such plan and may only be offered and sold under the 2005 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the registrant, Nautilus, Inc., a Washington corporation, are incorporated by reference in this registration statement and shall be deemed a part hereof.

(a) The registrant’s annual report on Form 10-K for the year ended December 31, 2004 (including information specifically incorporated into the registrant’s Form 10-K from the registrant’s definitive proxy statement on Schedule 14A), as filed with the Commission on March 16, 2005.

(b) All other reports filed by the registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2004.

(c) The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A, filed May 8, 2002, pursuant to Section 12(b) of the Exchange Act, including all amendment and reports filed for the purpose of updating such description.

(d) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant is a Washington corporation. The registrant’s articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act or other applicable law, as then in effect. Consequently, subject to the Washington Business Corporation Act, no director shall be personally liable to the registrant or its shareholders for monetary damages resulting from his or her conduct as a director of the registrant, except liability for:

Acts or omissions involving intentional misconduct or knowing violations of law;

Unlawful distributions; or

Transactions from which the director or officer personally receives a benefit in money, property or services to which the director is not legally entitled.

The articles of incorporation and bylaws of the registrant also provide that the registrant shall indemnify any individual made a party to a proceeding because that individual is or was a director or officer of the registrant. The registrant must also advance or reimburse reasonable expenses incurred by such individual prior to the final disposition of the proceeding to the fullest extent permitted by the Washington Business Corporation Act or other applicable law, as then in effect. No repeal of or modification to the registrant’s articles of incorporation or bylaws may adversely affect any indemnification rights of a director or officer of the registrant who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of the registrant’s articles of incorporation provide for indemnification of directors and officers for liabilities arising under the Securities Act of 1933, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

The registrant maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liabilities that they may incur for serving in their capacities as directors and officers of the registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Counsel re legality of the Common Stock

10.1	Nautilus, Inc. Stock Option Plan, as amended (incorporated by reference to exhibit 10.1 to the registrant’s registration statement on Form S-1, as filed with the Commission on March 3, 1999)

10.2	Amendment to Nautilus, Inc. Stock Option Plan (incorporated by reference to exhibit 10 to the registrant’s quarterly report on Form 10-Q for the three months ended June 30, 2000, as filed with the Commission on August 10, 2000)

10.3	Nautilus, Inc. 2005 Long Term Incentive Plan (incorporated by reference to the registrant’s definitive proxy statement on Schedule 14A, as filed with the Commission on April 22, 2005)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney of Peter A. Allen

24.2	Power of Attorney of Robert S. Falcone

24.3	Power of Attorney of Frederick T. Hull

24.4	Power of Attorney of Donald W. Keeble

24.5	Power of Attorney of Paul F. Little

24.6	Power of Attorney of Diane L. Neal

24.7	Power of Attorney of James M. Weber

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, state of Washington, on June 22, 2005.

NAUTILUS, INC.

By:	/s/ Greggory C. Hammann
Greggory C. Hammann, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
/s/ Greggory C. Hammann Greggory C. Hammann	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

/s/ William D. Meadowcroft William D. Meadowcroft	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)

* Peter A. Allen	Director

* Robert S. Falcone	Director

* Frederick T. Hull	Director

* Donald W. Keeble	Director

* Paul F. Little	Director

* Diane L. Neal	Director

* James M. Weber	Director

*By:	/s/ William D. Meadowcroft	June 22, 2005
William D. Meadowcroft
Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Counsel re legality of the Common Stock

10.1	Nautilus, Inc. Stock Option Plan, as amended (incorporated by reference to exhibit 10.1 to the registrant’s registration statement on Form S-1, as filed with the Commission on March 3, 1999)

10.2	Amendment to Nautilus, Inc. Stock Option Plan (incorporated by reference to exhibit 10 to the registrant’s quarterly report on Form 10-Q for the three months ended June 30, 2000, as filed with the Commission on August 10, 2000)

10.3	Nautilus, Inc. 2005 Long Term Incentive Plan (incorporated by reference to the registrant’s definitive proxy statement on Schedule 14A, as filed with the Commission on April 22, 2005)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Accounting Firm

24.1	Power of Attorney of Peter A. Allen

24.2	Power of Attorney of Robert S. Falcone

24.3	Power of Attorney of Frederick T. Hull

24.4	Power of Attorney of Donald W. Keeble

24.5	Power of Attorney of Paul F. Little

24.6	Power of Attorney of Diane L. Neal

24.7	Power of Attorney of James M. Weber